Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

B&G Foods, Inc.:

We consent to the incorporation by reference in the registration statements (Registration Nos. 333‑150903 and 333‑168845) on Form S‑8 and (Registration Nos. 333-212975 and 333-191624) on Form S‑3 of B&G Foods, Inc. of our reports dated February 28, 2018, with respect to the consolidated balance sheets of B&G Foods, Inc. and subsidiaries as of December 30, 2017 and December 31, 2016 and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for the fiscal years ended December 30, 2017, December 31, 2016 and January 2, 2016, and the related notes and financial statement schedule (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 30, 2017, which reports appear in the December 30, 2017 annual report on Form 10‑K of B&G Foods, Inc.

Our report dated February 28, 2018, on the effectiveness of B&G Foods, Inc.’s internal control over financial reporting as of December 30, 2017, contains an explanatory paragraph that states that management excluded from its assessment of the effectiveness of B&G Foods, Inc.’s internal control over financial reporting as of December 30, 2017,  the Back to Nature business’ internal control over financial reporting representing 5.4% of total assets and 1.2% of total net sales included in the consolidated financial statements of B&G Foods, Inc. and subsidiaries as of and for the fiscal year ended December 30, 2017. Our audit of internal control over financial reporting of B&G Foods, Inc. also excluded an evaluation of the internal control over financial reporting of the Back to Nature business.

/s/ KPMG LLP

Short Hills, New Jersey

February 28, 2018